Editorial Contact: Gwen Carlson Conexant Systems, Inc. (949) 483-7363	Investor Relations Contact: Bruce Thomas Conexant Systems, Inc. (949) 483-2698
CONEXANT ACCELERATES RECOVERY AND EXCEEDS EXPECTATIONS IN
THIRD FISCAL QUARTER
Revenues Increase 16 Percent Sequentially and Net Loss is Reduced by
More Than 50 Percent
     NEWPORT BEACH, Calif., July 27, 2005 – Conexant Systems, Inc. (NASDAQ: CNXT), today announced that it accelerated the pace of its recovery in the third fiscal quarter of 2005, which ended July 1, 2005. Revenues grew 16 percent sequentially to $197.5 million, compared to previous expectations of $190 million. Conexant also achieved its targeted gross margin and operating-expense improvements during the quarter. As a result, the company reduced its third fiscal quarter net loss by more than 50 percent sequentially.
     Conexant presents financial results based on generally accepted accounting principles (GAAP) as well as selected non-GAAP financial measures intended to reflect its core results of operations. The company believes these core financial measures provide investors with additional insight into its underlying operating results. Core financial measures exclude non-cash and other non-core items as fully described in the non-GAAP to GAAP reconciliation in the accompanying financial data.
     Third fiscal quarter 2005 revenues of $197.5 million increased 16 percent from second fiscal quarter 2005 revenues of $169.7 million, and decreased 26 percent from $267.6 million in the third fiscal quarter of 2004. Gross margins in the third fiscal quarter increased to 38 percent of revenues from 35.3 percent in the prior quarter.
     On a core measures basis, core operating expenses declined to $86 million from $89 million in the prior quarter, a result of continuing progress on the company’s cost-reduction initiatives. Core operating loss in the third fiscal quarter was $11.2 million, compared to a core operating loss of $29.2 million in the prior quarter. The core net loss for the third fiscal quarter of 2005 was $17.6 million, or $0.04 per diluted share, better than the company’s previous guidance for a loss of $0.05 per diluted share, and an improvement of greater than 50 percent on the core net loss of $36.5
— more —

Conexant Accelerates Recovery and Exceeds Expectations in Third Fiscal Quarter
million, or $0.08 per diluted share, in the second fiscal quarter. The company’s third fiscal quarter 2005 net loss compares to a core net profit of $0.9 million in the third fiscal quarter of 2004.
     On a GAAP measures basis, GAAP operating expenses decreased from $120.6 million in the prior quarter to $113.7 million in the third fiscal quarter of 2005, and $126.9 million in the third fiscal quarter of 2004. GAAP operating loss decreased from $60.7 million in the previous quarter to $38.7 million in the third fiscal quarter of 2005, as compared to an operating loss of $14.5 million in the third fiscal quarter of 2004. The GAAP net loss for the third quarter of fiscal 2005 was $32.2 million, or $0.07 per diluted share, an improvement of more than 50 percent compared to a net loss of $73.2 million, or $0.16 per diluted share, in the second quarter of fiscal 2005, and a net loss of $71.4 million, or $0.15 per diluted share, in the third quarter of fiscal 2004.
     “During Conexant’s third fiscal quarter, the pace of our recovery accelerated and we were able to exceed our prior performance expectations,” said Dwight W. Decker, Conexant chairman and chief executive officer. “Third fiscal quarter revenues of $197.5 million increased 16 percent sequentially, and we reduced our core operating loss by more than 60 percent, from $29.2 million in the March quarter to $11.2 million in the June quarter.
     “We also improved our balance sheet during the quarter with the company’s cash, cash equivalents and investments increasing by $22 million to $386 million, primarily as a result of an increase in the value of the company’s equity holdings,” Decker continued. “Days sales outstanding improved to 38 days from 51 days, and internal inventory was further reduced by $7 million, with inventory turns increasing from 4.0 to 4.7 times.
     “Our third fiscal quarter performance increases our confidence in completing the second phase of our recovery plan by steadily growing revenues, improving gross margins, and concluding our cost-reduction efforts,” Decker said. “As a result, we remain committed to achieving core net income profitability by the end of this calendar year. Once we achieve profitability, we’ll turn our full attention to the third phase of our recovery plan, in which we will leverage our unique broadband media and communications processing capabilities to develop innovative semiconductor solutions for new, converged digital consumer electronics products, and maximize our profitability.”
Business Unit Highlights
     “Each of our businesses grew revenues sequentially during the June quarter,” Decker said. “In DSL, we saw greater-than-expected demand, with revenues growing more than 20 percent.

Conexant Accelerates Recovery and Exceeds Expectations in Third Fiscal Quarter
During the quarter, we generated significant customer interest with the introduction of a family of highly integrated ‘triple-play’ VDSL and VDSL2 next-generation semiconductor solutions for both central office and customer premises equipment applications. Overall, we have shipped more than 130 million DSL ports to customers worldwide, and we remain the market leader in this important broadband access technology.
     “Our Broadband Media Processing business revenues were up more than 15 percent, due in part to initial shipments for a new DIRECTV set-top box application. We also enhanced our leadership in satellite front-end subsystems with the introduction of the world’s first dual-channel RF satellite tuner capable of supporting both 8PSK and DVB-S2 advanced modulation and coding specifications. We recorded a significant industry milestone as well, with shipments of satellite tuners and demodulators to customers worldwide totaling more than 120 million units.
     “Solid growth in our analog modem business came as a result of continuing share capture in the notebook PC space and a strong consumer PC market overall,” Decker continued. “During the quarter, our analog modem business reached an unprecedented industry milestone, with cumulative shipments of dial-up modems surpassing 750 million units. We have connected more people to the Internet than all of our competitors combined.
     “We continued to make progress in wireless networking, with revenues up slightly. In May, we introduced and launched production of the world’s lowest power and smallest form factor 802.11g wireless LAN radio for embedded mobile applications such as multimedia cell phones, enterprise handsets, PDAs, and digital cameras. This solution has already been designed into several models by one of the world’s largest handset manufacturers.”
Fourth Fiscal Quarter 2005 Outlook
     “Entering the fourth fiscal quarter, our end-market demand outlook remains positive, and we expect to grow revenues approximately 5 percent sequentially,” Decker said. “We anticipate that gross margins for the current quarter will improve to a level of approximately 39 percent, and we expect to further reduce core operating expenses from $86 million in the June quarter to $83 million this quarter as we near completion of our cost-reduction activities.
     “As a result of these continuing improvements, we anticipate that we will reduce our core operating loss from $11.2 million in the June quarter to a loss of approximately $2 million in the current quarter, and we expect to reduce our core net loss by almost 50 percent on a sequential

Conexant Accelerates Recovery and Exceeds Expectations in Third Fiscal Quarter
basis, to approximately $0.02 per share, based on approximately 473 million fully diluted shares,” Decker concluded.
Note to Editors, Analysts and Investors
     Conexant’s conference call will take place on Wednesday, July 27, 2005, at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. To listen to the conference call via telephone, dial 866-650-4882 (in the US and Canada) or 706-679-7338 (from other international locations); security code: Conexant. To listen via the Internet, visit the Investor Relations section of Conexant’s Web site at www.conexant.com/ir. Playback of the conference call will be available shortly after the call concludes and will be accessible on Conexant’s Web site at www.conexant.com/ir or by calling 800-642-1687 (in the US and Canada) or 706-645-9291 (from other international locations); pass code: 7760485.
About Conexant
     Conexant’s innovative semiconductor solutions are driving broadband communications, enterprise networks and digital home networks worldwide. The company has leveraged its expertise and leadership position in modem technologies to enable more Internet connections than all of its competitors combined, and continues to develop highly integrated silicon solutions for broadband data and media processing networks.
     Key products include client-side xDSL and cable modem solutions, home network processors, broadcast video encoders and decoders, digital set-top box components and systems solutions, and dial-up modems. Conexant’s suite of networking components includes a leadership portfolio of IEEE 802.11a/b/g-compliant WLAN chipsets, software and reference designs, as well as solutions for applications based on HomePlugSM and HomePNA™. The company also offers a complete line of asymmetric and symmetric DSL central office solutions, which are used by service providers worldwide to deliver broadband data, voice, and video over copper telephone lines.
     Conexant is a fabless semiconductor company that recorded more than $900 million in revenues in fiscal year 2004. The company has approximately 2,400 employees worldwide, and is headquartered in Newport Beach, Calif. To learn more, please visit us at www.conexant.com.
Safe Harbor Statement
     “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Conexant or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.
     Our future GAAP-based results will be affected by the implementation of new accounting rules related to the expensing of stock options commencing in fiscal 2006. Other risks and uncertainties include, but are not limited to: general economic and political conditions and conditions in the markets we address; the substantial losses the company has incurred recently; the cyclical nature of the semiconductor industry and the markets addressed by the company’s and its customers’ products; continuing volatility in the technology sector and the semiconductor industry; demand for and market acceptance of new and existing products; successful development of new products; the timing of new product introductions and product quality; the company’s ability to anticipate trends and develop products for which there will be market demand; the availability of manufacturing capacity; pricing pressures and other competitive factors; changes in product mix; product obsolescence; the ability of our customers to manage inventory; the ability to develop and implement new technologies and to obtain protection for the related intellectual property; the uncertainties of litigation and the demands it may place on the time and attention of company management; and possible disruptions in commerce related to terrorist activity or armed conflict, as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings.
     These forward-looking statements in this release and the related conference call for analysts and investors are made only as of the date hereof. We undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
     Conexant is a registered trademark of Conexant Systems, Inc. Other brands and names contained in this release are the property of their respective owners.

CONEXANT SYSTEMS, INC.
GAAP Consolidated Condensed Statements of Operations
(Unaudited, in Thousands, Except Per Share Amounts)

	Three months ended			Nine months ended

	June 30,	March 31,	June 30,	June 30,	June 30,
	2005	2005	2004	2005	2004

Net revenues	$197,464	$169,738	$267,617	$507,823	$688,731
Cost of goods sold	122,430	109,766	155,136	365,661	395,448

Gross margin	75,034	59,972	112,481	142,162	293,283

Operating expenses:
Research and development	66,282	70,539	74,317	209,362	167,205
Selling, general and administrative	31,081	28,362	36,371	89,449	89,782
Amortization of intangible assets	7,969	8,140	7,956	24,402	12,564
In-process research and development	—	—	—	—	160,818
Special charges	8,409	13,596	8,294	41,262	14,413

Total operating expenses	113,741	120,637	126,938	364,475	444,782

Operating loss	(38,707)	(60,665)	(14,457)	(222,313)	(151,499)
Other expense (income), net	(7,214)	11,892	56,308	1,923	21,291

Loss before income taxes	(31,493)	(72,557)	(70,765)	(224,236)	(172,790)
Provision for income taxes	673	630	661	1,835	1,368

Net loss	$(32,166)	$(73,187)	$(71,426)	$(226,071)	$(174,158)

Basic and diluted loss per share	$(0.07)	$(0.16)	$(0.15)	$(0.48)	$(0.48)

Number of shares used in per share computation- basic and diluted	471,247	470,189	463,804	469,935	363,654

The GAAP consolidated statements of operations include the results of operations of GlobespanVirata, Inc. from February 27, 2004, the date of the Company’s merger with GlobespanVirata. No restatement has been made to earlier periods.

CONEXANT SYSTEMS, INC.
Reconciliation of Non-GAAP Core Financial Measures to GAAP Financial Measures
(Unaudited, in Thousands, Except Per Share Amounts)

	Three months ended			Nine months ended

	June 30,	March 31,	June 30,	June 30,	June 30,
	2005	2005	2004	2005	2004

GAAP operating expenses	$113,741	$120,637	$126,938	$364,475	$444,782
Non-cash stock compensation (a)	(3,019)	(3,019)	(2,980)	(9,027)	(4,160)
Transitional salaries and benefits (b)	(4,818)	(4,600)	(1,288)	(13,753)	(1,288)
IP litigation support costs (c)	(3,293)	(2,148)	(2,024)	(7,638)	(2,594)
Amortization of intangible assets (d)	(7,969)	(8,140)	(7,956)	(24,402)	(12,564)
In-process research and development (e)	—	—	—	—	(160,818)
Special charges (f)	(8,409)	(13,596)	(8,294)	(41,262)	(14,413)

Non-GAAP Core operating expenses	$86,233	$89,134	$104,396	$268,393	$248,945

GAAP operating loss	$(38,707)	$(60,665)	$(14,457)	$(222,313)	$(151,499)
Operating expense adjustments described above (a-f)	27,508	31,503	22,542	96,082	195,837
Merger-related inventory impairment (g)	—	—	—	—	812

Non-GAAP Core operating income (loss)	$(11,199)	$(29,162)	$8,085	$(126,231)	$45,150

GAAP net loss	$(32,166)	$(73,187)	$(71,426)	$(226,071)	$(174,158)
Operating expense adjustments described above (a-f)	27,508	31,503	22,542	96,082	195,837
Merger-related inventory impairment (g)	—	—	—	—	812
Losses (earnings) of equity method investees (h)	2,127	3,371	(1,934)	8,587	(12,750)
Unrealized loss on Mindspeed warrant (i)	16,085	13,492	60,924	14,804	38,379
Gain on sale of equity securities (j)	(31,198)	(11,112)	(27,017)	(42,310)	(27,017)
Write-down (recovery) of investments (k)	—	(600)	—	(600)	600
Unrealized loss on note receivable from Skyworks (l)	—	—	17,837	—	6,292

Non-GAAP Core net income (loss)	$(17,644)	$(36,533)	$926	$(149,508)	$27,995

Net income (loss) per share, basic:
GAAP	$(0.07)	$(0.16)	$(0.15)	$(0.48)	$(0.48)

Non-GAAP Core (m)	$(0.04)	$(0.08)	$0.00	$(0.32)	$0.08

Net income (loss) per share, diluted:
GAAP	$(0.07)	$(0.16)	$(0.15)	$(0.48)	$(0.48)

Non-GAAP Core (m)	$(0.04)	$(0.08)	$0.00	$(0.32)	$0.07

See “Non-GAAP Core to GAAP Adjustments” below

Non-GAAP Core to GAAP Adjustments
(a) Non-cash stock compensation charges are based on the intrinsic value of acquired or exchanged unvested stock options in business combinations.
(b) Transitional salaries and benefits represent amounts earned by employees who have been notified of their termination as part of the Company’s restructuring activities, from the date of their notification. Included in the amounts for the three and nine months ended June 30, 2005 are $571 and $1,499, respectively, of facilities related costs.
(c) IP litigation support costs are related to one of the Company’s intellectual property litigation matters.
(d) Non-cash amortization of intangible assets resulting from the Company’s previous business combinations.
(e) In-process research and development cost was a one-time charge associated with the Company’s merger with GlobespanVirata.
(f) Special charges consist of asset impairments, restructuring charges, integration costs and other special items.
(g) Inventory impairment charge for on-hand inventory products which were determined to be obsolete as a result of the Company’s merger with GlobespanVirata.
(h) Non-operating gains and losses resulting from the Company’s equity method investments.
(i) Non-operating unrealized losses associated with fair value changes in the Company’s ownership of the Mindspeed warrant accounted for as a derivative instrument.
(j) Recognized gains on the sales of equity securities, primarily in publicly held companies.
(k) Write downs or (recoveries) of non-marketable cost basis investments.
(l) Non-operating unrealized gains and losses associated with the conversion feature of the note receivable from Skyworks which was accounted for as a derivative instrument.
(m) In periods of net income, the dilutive effect of stock options and warrants under the treasury stock method has been added to basic weighted average shares to compute diluted weighted average shares. For the three and nine months ended June 30, 2004, 21,734 and 24,239 shares, respectively, have been added to arrive at non-GAAP diluted weighted average shares.
GAAP Guidance
The Company does not present GAAP guidance because of its inability to project (i) future market prices of the common stock of a third party underlying a derivative financial instrument, (ii) realized gains or losses from the sale of equity securities in third parties, and (iii) the financial results of investees accounted for using the equity method of accounting.
Non-GAAP Financial Measures
The Company has presented non-GAAP operating expenses, non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP basic and diluted net income (loss) per share, on a basis consistent with its historical presentation to assist investors in understanding the Company’s core results of operations on an on-going basis. The non-GAAP financial measures also enhance comparisons of the Company’s core results of operations with historical periods. The Company is providing these non-GAAP financial measures to investors to enable them to perform additional financial analysis and because it is consistent with the financial models and estimates published by analysts who follow the Company. Management believes that these are important measures in the evaluation of the Company’s results of operations. Investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by the Company may be different than non-GAAP financial measures presented by other companies.

CONEXANT SYSTEMS, INC.
Consolidated Condensed Balance Sheets
(Unaudited, in Thousands)

	June 30,	March 31,	September 30,
	2005	2005	2004
ASSETS
Current assets:
Cash and cash equivalents (See Note 1)	$160,496	$141,206	$139,031
Marketable securities (See Note 1)	153,286	104,613	163,040
Receivables, net	82,345	94,706	185,037
Inventories	103,491	110,098	194,754
Mindspeed warrant-current portion	—	3,250	3,599
Other current assets	19,745	22,608	20,768

Total current assets	519,363	476,481	706,229

Property, plant and equipment, net	50,333	51,052	55,741
Goodwill	718,335	718,335	708,544
Intangible assets, net	114,628	122,597	135,241
Mindspeed warrant	11,242	24,316	23,000
Marketable securities-long term (See Note 1)	72,024	117,981	137,604
Other assets	105,871	109,049	114,163

Total assets	$1,591,796	$1,619,811	$1,880,522

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$94,655	$92,392	$141,533
Accrued compensation and benefits	38,149	33,708	40,423
Restructuring and reorganization liabilities	25,278	24,919	22,427
Other current liabilities	58,329	58,546	67,044
Current portion of convertible subordinated notes.	196,825	—	—

Total current liabilities	413,236	209,565	271,427

Convertible subordinated notes	515,000	711,825	711,825
Other liabilities	97,653	105,590	68,883

Total liabilities	1,025,889	1,026,980	1,052,135

Shareholders’ equity	565,907	592,831	828,387

Total liabilities and shareholders’ equity	$1,591,796	$1,619,811	$1,880,522

Note 1 — Total cash, cash equivalents and marketable securities at June 30, 2005, March 31, 2005, and September 30, 2004 are as follows:

	June 30,	March 31,	September 30,
	2005	2005	2004
Cash and cash equivalents	$160,496	$141,206	$139,031
Other short-term marketable securities (primarily mutual funds, domestic government agencies and corporate debt securities)	58,061	10,222	13,764
Long-term marketable securities (primarily domestic government agencies and corporate debt securities)	72,024	117,981	137,604

Subtotal	290,581	269,409	290,399

Equity securities- Skyworks Solutions, Inc. (6.2 million shares at June 30, 2005, March 31, 2005, and September 30, 2004)	46,248	38,643	61,767
Equity securities- SiRF Technologies, Inc. (2.8 million shares at June 30, 2005, 5.0 million shares at March 31, 2005 and 5.9 million shares at September 30, 2004)(See Note 2)	48,977	55,748	87,509

Subtotal Skyworks and SiRF	95,225	94,391	149,276

Total cash, cash equivalents and marketable securities	$385,806	$363,800	$439,675

Note 2 — The decrease in value of SiRF shares from March 31, 2005 to June 30, 2005 was approximately $6.8 million, which includes the sale of 2.2 million shares of SiRF for net proceeds of $32.6 million during the three months ended June 30, 2005.
CONEXANT SYSTEMS, INC.
Selected Other Data
(Unaudited, in Thousands)

	Three months ended		Nine months ended
	June 30,		June 30,

	2005	2004	2005	2004

Selected Data:
Depreciation (See Note 3)	$4,524	$4,512	$14,054	$11,337
Capital expenditures	4,064	4,020	16,426	13,922

Revenues By Region:
Americas	$24,490	$29,499	$64,196	$77,442
Asia-Pacific	160,989	215,797	399,046	554,457
Europe, Middle East and Africa	11,985	22,321	44,581	56,832

	$197,464	$267,617	$507,823	$688,731

Note 3 — Does not include amortization of intangible assets, as applicable.